Exhibit 10.1
Rodney S. Rougelot Employment Agreement

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of July 31, 2006 (“Agreement”) is made by and between Itec Environmental Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Rodney S. Rougelot (“Executive”) (referred to collectively herein as the “Parties”).

RECITALS

WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company; and

WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Nature of Agreement. Any and all prior oral understandings, offers, and/or representations (if any) with respect to the employment of Executive are deemed by the parties to be either canceled and void and/or are deemed to be superseded by this final written Agreement.

2. Employment Terms and Duties.

2.1. Term of Employment. The employment of Executive under this Agreement shall be deemed to have commenced on August 1, 2006 or such later date as the company satisfied to the reasonable satisfaction of Executive the conditions set for on Schedule 2.1 hereto (the “Effective Date”), and shall continue until terminated in accordance with Section 6 hereof (the “Employment Term”).

2.2. Location. Executive agrees that he shall carry out his duties and obligations under the terms of this Agreement at: (a) such reasonably configured premises within the State of California as shall be identified by Executive (which shall, during the Employment Term, be rented by the Company for use hereunder by Executive), or (b) the Company’s principal office in Riverbank, California, as reasonably required by the Company from time to time.

2.3. Position and Primary Responsibility.

(a) It is understood that Executive shall serve as (i) President and Chief Executive Officer, and (ii) as a Director of the Company. Contemporaneously with the execution and delivery of this Agreement, the Company shall effectuate all such action as shall be required to procure the appointment of Executive as President and Chief Executive Officer, and as a member of the Board of Directors, of the Company.

(b) Executive, as Chief Executive Officer, shall have general supervision, direction and control of the business and affairs of the Company. Accordingly, all officers of the Company other than the Chief Executive Officer shall perform their duties under the direction of, and subject to, the authority of the Chief Executive Officer.

(c) In connection with the employment of Executive, Executive shall have all of the powers and duties of the Chief Executive Officer, as prescribed by the Bylaws of the Company in effect on the date hereof; and, without limitation, shall have general supervision, direction and control of the business and affairs of the Company, and of each and every subsidiary of the Company, and discretionary power, subject to board approval, to hire officers of the Company and its subsidiaries. The Company agrees that, during the Employment Term, neither the Restated Certificate of Incorporation, nor the Bylaws, of the Company shall at any time be amended in a manner inconsistent with the foregoing or the additional provisions of this Agreement.

2.4. Exclusivity. Executive agrees to devote his full time, attention, energies, solely and exclusively in the performance of his duties under the terms of this Agreement. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Company’s Board of Directors. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs, or serving on the boards of directors of other companies or other entities, if those activities do not materially interfere with the services required under this Agreement and do not violate Sections 5.1, 9 and 11 of this Agreement.

3. Compensation.

3.1. Base Salary. In consideration for the services rendered to the Company hereunder by Executive, the Company shall, during his employment, pay Executive a salary at the annual rate of Three Hundred Thousand Dollars ($300,000.00) (as may be adjusted pursuant to section 3.5, the “Base Salary”), less statutory deductions and withholdings, payable to Executive on a bi-monthly basis. In the event that the Company hires a chief operating officer (“COO”) with an annual base salary that exceeds Two Hundred Seventy Three Thousand Dollars ($273,000.00), Executive’s Base Salary shall be increased to be at least 10% more than the COO’s base salary. For purposes of clarity, in no event shall Executive’s Base Salary be decreased pursuant to the preceding sentence.

3.2. Payment. All compensation payable to Executive hereunder shall be subject to all applicable state and federal employment law(s); it being understood that Executive shall be responsible for the payment of all taxes resulting from a determination that any portion of the compensation and/or benefits paid/received hereunder is a taxable event to Executive; it being further understood that Executive shall hold the Company harmless from any governmental claim(s) for Executive’s personal tax liabilities, including interest or penalties, arising from any failure by Executive to pay his individual taxes when due.

3.3. Reimbursement of Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive while performing his duties under this Agreement in accordance with the Company’s customary practices for its executive employees, subject to provision by Executive of documentation reasonably satisfactory to the Board of Directors. The Company further agrees to provide Executive with a laptop computer and such other further technological tools and services as Executive may reasonably request in performing his duties under this Agreement.

3.4. Cash Bonuses. Executive shall have a bonus entitlement during each calendar year (or portion thereof) of the Employment Term of up to one hundred percent (100%) of his Base Salary for such year (or portion thereof). Within thirty (30) days of the Effective Date, the Company and Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the then current calendar year; and, thereafter, within thirty (30) days prior to the commencement of each calendar year of the Employment Term, the Company and Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the ensuing calendar year. Such criteria shall include, without limitation: (i) specified revenue targets for the Company during the applicable period; (ii) specified EBITDA targets for the Company during the applicable period (as defined pursuant to consensus between the Company and Executive); and (iii) such additional specified targets as the Company and Executive mutually determine. Any such cash bonuses shall be paid by the Company no later than March 15 of the taxable year commencing after the year in which the Executive’s right to such payment becomes vested.

3.5. Compensation Review. It is understood and agreed that Executive’s performance will be reviewed by the Company’s Board of Directors at the end of each calendar year during which this Agreement is in force for the purpose of determining whether or not Executive’s Base Salary and/or cash bonuses should be increased; it being further understood that the decision to increase Executive’s compensation shall be at the sole and exclusive option of the Board of Directors.

3.6. Equity Awards.

(a) The Executive shall be entitled to a combination of (x) restricted grants of common stock, $.0.001 par value (“Common Stock”), of the Company and (y) grants of “incentive stock options” (as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), exercisable over a period of ten (10) years after grant with respect to shares of Common Stock, in the aggregate covering the lower of (i) eight percent (8%) of the Common Stock Equivalents (as defined below) or (ii) twenty eight million (28,000,000) shares of Common Stock (the “Executive Shares”) (such number of shares appropriately adjusted for any subsequent stock dividends, stock splits, combinations, reclassifications and the like), as required by this Section 3.6 and subject to adjustment as set forth in Section 3.6(d) below on the first anniversary of the Effective Date (the “True Up Date”). Executive shall be entitled to receive additional equity awards (the “Additional Equity Awards”) in accordance with Schedule A, attached hereto and incorporated herein. Any Additional Equity Awards shall be disregarded for all purposes under this Section 3.6, including, but not limited to any adjustments to the number of Executive Shares issued or issuable to Executive hereunder. For purposes hereof, “Common Stock Equivalents” shall mean the number of shares of Common Stock then outstanding, plus the total maximum aggregate number of shares that are issuable pursuant to any rights to subscribe for or purchase, and any options or warrants for the purchase of, shares of Common Stock, plus the total maximum aggregate number of shares that are issuable pursuant to any stock or securities convertible into or exchangeable for shares of Common Stock and any options or warrants therefor (all of the foregoing calculated after giving effect to the operation of any and all provisions designed to protect against dilution contained in securities theretofore issued and other obligations theretofore entered into by the Company directly or indirectly triggered as a result of consummation of the transactions contemplated hereunder or any other event or circumstance).

(b) Promptly after the execution and delivery of this Agreement, the Company, at its expense, shall engage an independent appraiser mutually satisfactory to the Company and Executive, in their respective reasonable discretion, to determine the fair market value per share (the “Appraised Value”) of Common Stock issuable to Executive under this Section 3.6, as at the respective dates of issuance of, respectively, of the Restricted Shares, the Initial Options and the Additional Options (as those terms are defined below). As soon as practicable after determination of the initial Appraised Value, but in any event within thirty (30) days of the date of this Agreement (such date of issuance, the “Original Issue Date”) , the Company shall issue and deliver to Executive the following equity awards:

(x) A number of shares of Common Stock (the “Restricted Shares”), as determined by Executive with an aggregate Appraised Value of up to Seven Hundred Fifty Thousand ($750,000.00), such shares to be subject to repurchase by the Company at a purchase price per share equal to the Taxable Amount Per Share (as defined below). ; “Taxable Amount Per Share” shall mean the quotient obtained by dividing (i) product of (1) the aggregate amount of income tax that Executive realizes pursuant to applicable federal, state and local tax laws as a result of receipt of the Restricted Shares multiplied by (2) Executive’s marginal tax rate with respect to such income under applicable federal, state and local tax laws, divided by (ii) the total number of Restricted Shares issued to Executive (as appropriately adjusted to reflect stock splits, stock dividends and the like).

(y) If the Restricted Shares do not equal eight percent (8%) of the Common Stock Equivalents outstanding on the Original Issue Date, then the Company shall issue incentive stock options (the “Initial Options”) exercisable, over a period of ten years after grant at a price per share equal to the Appraised Value per share of Common Stock on the date of grant, determined by such appraiser as aforesaid, exercisable for that number of shares of Common Stock (the “Initial Option Shares”) equal to the difference obtained by subtracting (i) the number of Restricted Shares from (ii) that number of shares equal to eight percent (8%) of the Common Stock Equivalents outstanding on the Original Issue Date. The Initial Options shall also be subject to such additional terms and conditions (without, however, any additional conditions to exercisability as aforesaid) as shall be mutually acceptable to the Company and Executive, in their respective reasonable discretion.

(z) The Restricted Shares and Initial Options (if any) shall vest on the following schedule (i) the number of Restricted Shares equal to two percent (2%) of the total number of Common Stock Equivalents outstanding on the Original Issue Date shall vest immediately upon issuance (the “Initially Vested Shares”); (ii) if the Financing (as defined below) is completed prior to the True Up Date, then that number of Restricted Shares (or all of the remaining unvested Restricted Shares that Executive then holds if such number is less than two percent (2%) of the total number of Common Stock Equivalents outstanding on such date) plus Initial Options (if the remaining unvested Restricted Shares that Executive then holds is less than two percent (2%) of the total number of Common Stock Equivalents outstanding on such date), in the aggregate, equaling two percent (2%) of the total number of Common Stock Equivalents outstanding on and as of the closing date of the Financing shall vest on such date; (iii) the number of Restricted Shares (or all of the remaining unvested Restricted Shares that Executive then holds if such number is less than two percent (2%) of the total number of Common Stock Equivalents outstanding on such date) plus Initial Options (if the remaining unvested Restricted Shares that Executive then holds is less than two percent (2%) of the total number of Common Stock Equivalents outstanding on such date), in the aggregate, equaling two percent (2%) of the total number of Common Stock Equivalents outstanding on and as of the True Up Date shall vest on such date and (iv) any remaining unvested Restricted Shares and Initial Options as of the True Up Date shall vest ratably on a monthly basis such that all of the remaining unvested Restricted Shares and Initial Options shall be fully vested on the second anniversary of the Effective Date (provided that all of the unvested Restricted Shares and Initial Options shall become fully vested upon a “Change-of-Control” (as defined below).

(c) In the event that the Company does not complete a Financing (as defined below) prior to the True Up Date, Executive shall forfeit (in accordance with Section 3.6(d)(y) below) rights to that number of Executive Shares , if any, necessary to reduce the total amount of Executive Shares subject to this Agreement to six percent (6%) of the Common Stock Equivalents on the True Up Date. “Financing” shall mean any transaction or series of transactions that close on or prior to the True Up Date in which the Company receives at least Eight Million Dollars ($8,000,000) (or such other amount as mutually agreed upon dollar amount by the Parties). In addition, the Restricted Shares other than the Initially Vested Shares shall be subject to an irrevocable proxy exercisable by the Board of Directors of the Company (with Executive abstaining) until the earlier to occur of (i) the closing of the Financing, or (ii) the True Up Date.

(d) Subject to Section 3.6(c) above, on the True Up Date the total number of Executive Shares shall be adjusted pursuant to this Section 3.6(d) (the “True Up”) so that after giving effect to the True Up the Executive Shares shall represent either (i) eight percent (8%) of the Common Stock Equivalents outstanding on the True Up Date if the Financing has closed by such date or (ii) six percent (6%) of the Common Stock Equivalents outstanding on the True Up Date if the Financing has not closed by such date.

(x) In the event that Executive is entitled to receive additional Executive Shares pursuant to the True Up, the Company shall grant Executive additional incentive stock options (the “Additional Options”) exercisable, over a period of ten (10) years after grant at a price per share equal to the fair market value per share of Common Stock on the date of grant determined by the appraiser as aforesaid, with respect to a number of shares of Common Stock (the “Additional Option Shares”) equal to the difference, if any, obtained by subtracting (x) the sum of the number of Restricted Shares plus the Initial Option Shares from (y) a number of shares that equals eight percent (8%) of the Common Stock Equivalents outstanding on the True Up Date if the Financing has closed by such date or six percent (6%) of the Common Stock Equivalents outstanding on the True Up Date if the Financing has not closed by such date. The Additional Options shall vest and become exercisable on a monthly basis such that the Additional Options shall be fully vested on the second anniversary of the Effective Date (provided that all such options shall become immediately exercisable upon a Change-of Control), such options to be subject to such additional terms and conditions as heretofore determined with respect to the Initial Options, applied mutatis mutandis.

(y) In the event that number of Executive Shares are to be reduced pursuant to the True Up, Executive shall forfeit Initial Options and/or Restricted Shares representing the right to purchase the difference obtained from subtracting (x) a number of shares that equals eight percent (8%) of the Common Stock Equivalents outstanding on the True Up Date if the Financing has closed by such date or six percent (6%) of the Common Stock Equivalents outstanding on such date if the Financing has not closed by such date from (y) the sum of the number of Restricted Shares plus the Initial Option Shares. In the event Executive must forfeit Initial Options or Restricted Shares pursuant to clause (c) or (d) of this Section 3.6, Executive shall first forfeit unexercised Initial Options (pro rata across vested and unvested Initial Options), then, to the extent additional shares must be forfeited by the Executive to reach the applicable percentage, the Company shall have the right to repurchase from Executive any shares issued upon exercise of the Initial Options at a purchase price equal to the exercise price paid by Executive or Restricted Shares at the Taxable Amount Per Share, as applicable, and the Executive shall forfeit, waive or forego any claim of right, title or interest to such shares.

(e) The Company shall cooperate with the appraiser selected hereunder in all reasonable respects and furnish to such appraiser all information and data reasonably requested thereby. The Company shall further cooperate with Executive in the making by Executive of a timely election under Section 83(b) of the Code with respect to the Restricted Shares. Executive shall submit a copy to the Company of any such election if made.

(f) On or prior to the first anniversary of the date hereof (or as soon as reasonably practicable following a termination for Good Reason or Without Cause), the Company shall, at its expense, register with the Securities and Exchange Commission pursuant to one or more effective registration statements under the Securities Act of 1933, as amended, in the manner prescribed by Executive, any and all shares now owned or hereafter acquired by Executive (the “Registrable Securities”), including all Restricted Shares, Initial Option Shares, Additional Option Shares, and shall maintain the effectiveness and currency of each such registration statement, including any related prospectus until the resale of such shares by Executive or any successor thereof; and shall take all such further action (including, without limitation, any registration of such shares under applicable state securities laws and the listing of such shares on any and all trading markets or stock exchanges as the Company’s Common Shares may trade from time to time) as shall permit the resale of such shares, or any portion thereof, as aforesaid. The Company shall from time to time furnish to Executive sufficient copies of any such prospectus, and any supplements thereto, so as to permit the resale of such shares, or any portion thereof, in the manner prescribed by Executive. In addition, prior to the grant of the Initial Options, the Company shall enter into an additional agreement with Executive extending to Executive incidental registration rights covering the resale of the Registrable Securities on terms no less favorable to Executive than have then been extended to any other stockholder of the Company. The Company shall pay the costs and expenses incurred by Executive in connection with any such registration, including the reasonable legal fees and expenses that Executive may incur in connection therewith. The obligations of the Company pursuant to this Section 3.6(f) are referred to herein as the “Registration Obligations.”

(g) On or prior to the True Up Date, the Company and Executive shall have concurred, in their respective reasonable discretion, on the terms and conditions of a long-term equity incentive award program pursuant to which Executive and the other members of executive management of the Company shall be entitled to grants of shares of Common Stock based upon achievement of specified performance objectives.

(h) Prior to the issuance of the Executive Shares, the Company shall adopt a new equity incentive plan (the “Equity Plan”), the terms and scope of which shall be approved by the shareholders of the Company and sufficient to provide for the issuance to the Executive Shares, the additional equity awards contemplated by Schedule A hereto and the Additional Options.

(i) The Restricted Shares shall be issued pursuant to a Restricted Stock Agreement, a form of which is attached hereto as Exhibit C.

4. Benefits. Within sixty (60) days of the date of this Agreement, the Company and Executive shall determine, in their respective reasonable discretion, the terms of the “Welfare Benefits” (as hereinafter defined) to which Executive shall be entitled. For purposes hereof, “Welfare Benefits” shall mean medical, prescription and dental plans, in no event less favorable than those applicable to any other executive of the Company, and in all events extending to (x) paid vacation per annum equal to four (4) weeks (accruing ratably each year) and eleven (11) paid holidays and (y) a non-accountable monthly allowance of Fifteen Hundred Dollars ($1,500) (the“Monthly Allowance”).

5. Representations.

5.1. Executive Representations. Executive hereby represents and warrants that:

(a) His employment with the Company under the terms of this Agreement will not conflict with any continuing duty(ies) or obligation(s) Executive has with any other person(s), firm(s) and/or entity(ies). Executive also represents that he has not brought to the Company (during the period before or after the Effective Date of this Agreement) any confidential material(s) and/or document(s) of any former employer(s), or any confidential information or property belonging to other(s).

(b) During the Employment Term, he will promptly disclose to the Board of Directors of the Company any direct interest (greater than five percent (5%)) he holds in any business that provides service(s) and/or product(s) to the Company (whether as a principal, stockholder, lender, employee, director, officer, partner, venturer, consultant or otherwise).

5.2. Company Representations. The Company hereby represents and warrants that:

(a) The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements under this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action. When executed and delivered by the Company, this Agreement shall constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated in this Agreement will violate any provision of the Restated Certificate of Incorporation or By-laws of the Company or any law, rule regulation, writ, judgment, injunction, decree, determination, award or other order of any court, governmental agency or instrumentality binding upon the Company, or conflict with or result in any breach of or event of termination or right of acceleration under any of the terms of, or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which the Company is a party or by which the Company or any of its properties or assets is bound. No consent, approval, notice to or other authorization of any governmental body, agency or instrumentality, or any other person or entity, is required for the execution, delivery and performance of this Agreement by the Company (other than notices heretofore timely delivered).

(c) The Restricted Shares, Initial Option Shares and Additional Option Shares, when issued and delivered in accordance with the terms of this Agreement, shall be validly issued, fully paid and non-assessable shares of Common Stock, free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature (other than the restrictions on the Restricted Shares expressly contemplated hereunder). There are no preemptive rights with regard to the issuance of the Restricted Shares, Initial Option Shares and Additional Option Shares to the Executive.

(d) The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in the SEC Reports (as defined below). All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. Except as specified in the SEC Reports and Schedule B, attached hereto and incorporated herein, there are no outstanding options, warrants or other rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person or entity any right to subscribe for or acquire, any shares of the Company’s capital stock, or contracts, commitments, understandings or arrangements by which the Company or any subsidiary is or may become bound to issue additional shares of capital stock of the Company, or options, securities or rights convertible or exchangeable into shares of capital stock of the Company. Except for customary adjustments as a result of stock dividends, stock splits, combination of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders of the Company) and the issuance of the Restricted Shares, Initial Option Shares and Additional Option Shares will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any person or entity and will not, result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.

(e) The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of the date hereof, the Company is not aware of any event (other than the transactions contemplated by this Agreement) that requires the filing of a Form 8-K after the Effective Date. As of their respective dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement). Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

6. Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”):

6.1. Death or Disability. Immediately upon the death of Executive or after six (6) months of Executive’s inability to perform the essential functions of his duties, with or without reasonable accommodation (defined under applicable law), due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 6.1 being referred to herein as termination for “Death or Disability”);

6.2. Termination for Good Reason. Immediately following notice of termination for “Good Reason” (as defined below), specifying such Good Reason, given by Executive (termination pursuant to this Section 6.2 being referred to as termination for “Good Reason”). As used herein, “Good Reason” means (i) any reduction in Base Salary or other benefits specified hereunder; (ii) a substantial diminution or dilution of the responsibilities, functions and duties attached to the position with the Company held by Executive; (iii) the Company fails to provide any of the compensation or other benefits required hereunder; (iv) any representation made by the Company herein is materially untrue or the Company otherwise is in material breach of this Agreement; or (v) the Company and Executive fail to effectuate the matters contemplated by Sections 3.4, 3.6 or 4 within the respective periods contemplated thereunder.

6.3. Voluntary Termination. Thirty (30) days following Executive’s written notice to the Company of voluntary termination of employment other than for Good Reason; provided, however, that the Company may suspend, with no reduction in pay or benefits (including, without limitation, bonuses, options and vesting), Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) until the 30th day following Notice of Voluntary termination) (termination pursuant to this Section 6.3 being referred to herein as “Voluntary” termination).

6.4. Termination For Cause. Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 6.4 being referred to herein as termination for “Cause”). As used herein, “Cause” means (i) termination based on Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which the crime constituting a felony is committed, or any other conviction by a court of competent jurisdiction for a violation of criminal law involving dishonesty that materially injures the Company (whether or not a felony); (ii) Executive’s substance abuse that in any manner that materially interferes with the performance of his duties; (iii) Executive’s failure to perform at all or in a reasonably acceptable manner the responsibilities, functions and duties attached to his position with the Company, including, but not limited to helping to complete a Financing;  or (iv) Executive’s material breach of this Agreement. The Board of Directors shall provide Executive thirty (30) days written notice of any determination to terminate Executive for Cause and shall afforded Executive the opportunity to be heard by the full Board of Directors. Notwithstanding any other provision in this Agreement, if Executive is terminated pursuant to subsections (ii), (iii) or (iv) of this Section 6.4, excluding refusal to perform his duties at all, Executive shall have sixty (60) days (thirty (30) days in the case of subsection (iii) of this Section 6.4) to cure the behavior upon which the threatened termination is based.

6.5. Termination Without Cause. Notwithstanding any other provisions contained herein, the Company may terminate Executive’s employment thirty (30) days following notice of termination without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits (including, without limitation, bonuses, options and vesting), Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) (termination pursuant to this Section 6.5 being referred to herein as termination “Without Cause”).

6.6. Other Remedies. Termination pursuant to Section 6.2 above shall be in addition to and without prejudice to any other right or remedy to which Executive may be entitled at law, in equity, or under this Agreement. Termination pursuant to Section 6.4 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

6.7. Salary Continuation During Disability. Notwithstanding Section 6.1 above, if Executive suffers any physical or mental disability that would prevent the performance of his essential job duties, the Company agrees to pay Executive one hundred percent (100%) of Executive’s salary and other benefits (including, without limitation, bonuses, options and vesting), payable in the same manner as provided for the payment of salary and benefits (including, without limitation, bonuses, options and vesting) herein, for the duration of the disability, or six (6) months, whichever is less.

6.8. Forfeiture of Unvested Shares upon Termination. In the event that this Agreement is terminated pursuant to the provisions of Sections 6.3 or 6.4, the Executive shall forfeit, waive or forego any claim to right, title or interest in any unvested shares issued pursuant the Agreement, subject to any repurchase requirement set forth in Section 3.6 and immediately remit any issued, forfeited shares to the Company for immediate cancellation (against payment of the purchase price therefore in the case of Restricted Shares).

7. Severance and Termination.

7.1. Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death in accordance with Section 6.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 6.3 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 6.4 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies and any non-reimbursed expenses pursuant to Section 4 hereof incurred by Executive as of the termination date, and (ii) the Company’s obligations under this Agreement shall immediately cease except (x) as required by law and (y) as provided in Section 16.1 below. Provided further, in the event of a termination of Executive’s employment hereunder for Cause in accordance with Section 6.4 above, Executive shall tender back to the Company all unexercised options granted to Executive by the Company in connection with Executive’s employment.

7.2. Termination for Good Reason, Termination Without Cause.

(a) In the case of a termination of Executive’s employment hereunder for Good Reason in accordance with Section 6.2 above, or Without Cause in accordance with Section 6.4 above, the Company shall, within thirty (30) days of the Termination Date, pay Executive, in a lump-sum, cash in the amount (the “Severance Payment”) of the sum of fifty percent (50%) of his annual Base Salary; provided, however, that, in the event such termination of Executive’s employment follows a “Change-of-Control” (as defined below), the Severance Payment shall be an amount equal to the sum of one hundred and fifty percent (150%) of his annual Base Salary. As used herein, “Change-of-Control” means:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) under the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change-of-Control: (w) any original issuance by the Company, (x) any acquisition by the Company after which the holders of the Company’s voting securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”) outstanding immediately prior to consummation of such acquisition continue to hold at least fifty percent (50%) of the Company’s Voting Stock after such acquisition, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (w), (x) and (y) immediately preceding; or

(ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company unless they are replaced with a slate nominated by at least a majority of the Incumbent Board and further provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this sub-paragraph (ii), be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board of Directors of the Company acting by at least a majority thereof; or

(iii) consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) (20% in the case of any Business Combination being proposed and implemented by at least a majority of the Incumbent Board) of the Voting Stock of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Voting Stock, (y) no individual, entity or group beneficially owns, directly or indirectly, twenty percent (20%) or more of the Voting Stock of such corporation except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board, or were nominated by at least a majority of the members of the Incumbent Board, at the time of the execution of the initial agreement, or by the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) In addition, in the event Paragraph (a) immediately preceding applies, for six months after the Termination Date (or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy), the Company shall continue Welfare Benefits to Executive and/or his family at least equal to those which would have been provided if  Executive’s employment had not been terminated (provided, however, that such period shall be eighteen months in the event such Paragraph (a) applies following a Change-of-Control).

Notwithstanding the foregoing, in the event Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the payment of the Severance Payment under this Section 7.2 shall be made no earlier than six months after the Termination Date.

8. Severance Not Conditioned on Release of Claims. The Company’s obligation to provide Executive with the Severance Payment set forth in Section 7.2 is not contingent upon Executive’s execution of a release of claims in favor of the Company.

9. Non-competition, Non-solicitation.

9.1 Non-Competition. Executive agrees that he shall not, during the Employment Term and for twelve (12) months subsequent thereto, without both the disclosure to and the written approval of the Board of Directors of the Company, directly or indirectly, engage or be interested in (whether as a principal, lender, employee, officer, director, partner, venturer, consultant or otherwise) any business(es) that is competitive with the business being conducted by the Company through the Termination Date, without the express written approval of the Board of Directors.

9.2 Non-Solicitation. Executive agrees that he will not, without the prior written consent of the Company’s Board of Directors, for a period of twelve (12) months after the Termination Date, directly or indirectly disturb, entice, or in any other manner persuade, any employee(s) or consultant(s) of the Company to discontinue that person’s or firm’s relationship with the Company if the employee(s) and/or consultant(s) were employed by the Company at any time during the twelve (12) month period prior to the Termination Date.

9.3 Customers. Executive agrees that he will not, for a period of twelve (12) months following the Termination Date, contact or solicit orders, sales or business from any customer of the Company so as to induce or attempt to induce such customer to cease doing business with the Company.

9.4 Public Investments. The provisions of Section 9.1 through 9.3, inclusive, shall not be deemed breached by reason of Executive’s ownership of five percent (5%) or less of the equities of any entity with a class of publicly traded securities.

10. Inventions, Discoveries and Improvements. Any and all invention(s), discovery(ies) and improvement(s), whether protectible or unprotectible by patent, trademark, copyright or trade secret, made, devised, or discovered by Executive, whether by Executive alone or jointly with others, from the time of entering the Company’s employ until the earlier of the Termination Date of this Agreement or the actual date of termination of employment, relating or pertaining in any way to Executive’s employment with the Company, shall be promptly disclosed in writing to the Board of Directors of the Company, and become and remain the sole and exclusive property of the Company. Executive agrees to execute any assignments to the Company, or its nominee, of  Executive’s entire right, title, and interest in and to any such inventions, discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Executive further agrees, whether or not then in the employment of the Company, to cooperate to the fullest extent and in the manner that may be reasonably requested by the Company in the prosecution and/or defense of any suit(s) involving claim(s) of infringement and/or misappropriation of proprietary rights relevant to patent(s), trademark(s), copyright(s), trade secret(s), processes, and/or discoveries involving the Company’s product(s); it being understood that all reasonable costs and expenses thereof shall be paid by the Company. The Company shall have the sole right to determine the treatment of disclosures received from Executive, including the right to keep the same as a trade secret, to use and disclose the same without a prior patent application, to file and prosecute United States and foreign patent application(s) thereon, or to follow any other procedure which the Company may deem appropriate. In accordance with this provision, Executive understands and is hereby further notified that this Agreement does not apply to an invention which the employee developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information.

11. Confidential Information and Trade Secrets.

11.1  Non-Disclosure. Executive hereby acknowledges that all confidential or proprietary trade, engineering, production, and technical data, information or “know-how” including, but not limited to, customer lists, sales and marketing techniques, vendor names, purchasing information, processes, methods, investigations, ideas, equipment, tools, programs, costs, product profitability, plans, specifications, patent application(s), drawings, blueprints, sketches, layouts, formulas, inventions, processes and data, whether or not reduced to writing, used in the development and manufacture of the Company’s products and/or the performance of services, or in research or development, are the exclusive property of the Company, and shall be at all times, whether after the Effective Date or after the Termination Date, be kept strictly confidential and secret by Executive; it being understood, however, that information which was publicly known, or which is in the public domain, or which is generally known, shall not be subject to this restriction (and Executive’s duties of non-disclosure shall further not extend to (i) disclosures to other employees, executives, officers and/or directors of the Company, or as may be required or appropriate in connection with performance hereunder, and (ii) the requirements of legal process, subpoena or other court order).

11.2 Return of Property. Executive agrees not to remove from the Company’s office or copy any of the Company’s confidential information, trade secrets, books, records, documents or customer or supplier lists, or any copies of such documents, without the express written permission of the Board of Directors of the Company or as may be required or appropriate in connection with performance hereunder. Executive agrees, at the Termination Date, to return any property belonging to the Company, including, but not limited to, any and all records, notes, drawings, specifications, programs, data and other materials (or copies thereof) pertaining to the Company’s businesses or its product(s) and service(s), generated or received by Executive during the course of his employment with the Company.

12.  Information of Others. Executive agrees that the Company does not desire to acquire from Executive any secret or confidential information or “know-how” of others. Executive, therefore, specifically represents to the Company that he will not bring to the Company any materials, documents, or writings containing any such information. Executive represents and warrants that from the Effective Date of this Agreement he is free to divulge to the Company, without any obligation to, or violation of, the rights of others, information, practices and/or techniques which Executive will describe, demonstrate or divulge or in any other manner make known to the Company during Executive’s performance of services. Executive also agrees to indemnify and hold the Company harmless from and against any and all liabilities, losses, costs, expenses, damages, claims or demands for any violation of the rights of others as it relates to Executive’s misappropriation of secrets, confidential information, or “know-how” of others. Such indemnification will not apply in the event action by the Company is unsuccessful.

13.  Indemnification. The Company shall indemnify Executive in his capacity as director, officer and employee of the Company upon terms no less favorable to him than are contained under Article 7 of the Restated Certificate of Incorporation of the Company, and Article VI of the By-laws of the Company, as in effect on the date hereof. The Company shall extend to Executive the benefits of directors’ and officers’ liability insurance upon terms no less favorable than are extended to any other director or officer of the Company. Upon execution, the Company and Executive shall enter into an Indemnification Agreement in form and substance acceptable to Executive providing for the indemnification contemplated hereby.

14.  Notice. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at his or its address as follows (or at such other address as a party may designate by notice given hereunder):

If to Executive:	Rodney S. Rougelot
542 46th Avenue
San Francisco, CA 94121

With a copy to:	Gary J. Kocher
Preston Gates & Ellis LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104

If to the Company:	Itec Environmental Group, Inc.
P.O. Box 760
Riverbank, CA 95367

With a copy to:	David M. Otto
The Otto Law Group, PLLC
601 Union St., Suite 4500
Seattle, WA 98101

15.  Suit, Jurisdiction. Any controversy between the Company and Executive arising out of or relating to any of the terms, provisions or conditions of this Agreement shall be submitted to arbitration in accordance with the American Arbitration Association’s National Arbitration Rules for the Resolution of Employment Disputes. On the written request of either party for arbitration of such a claim pursuant to this paragraph, the Company and Executive shall both be deemed to have waived the right to litigate the claim in any federal or state court. To the extent that any claim or controversy arising out of this Agreement cannot be submitted to arbitration as set forth above, each party hereby agrees that any suit, action or proceeding with respect to this Agreement, and any transactions relating hereto, may be brought in the State of California, County of San Francisco, and each of the parties hereby irrevocably consents and submits to the jurisdiction of such Court(s) for the purpose of any such suit, action or proceeding. Each of the parties hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding; any claim that it (he) is not personally subject to the jurisdiction of the above-named Court(s); and, to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper or that this Agreement or any replacements hereof or thereof may not be enforced in or by such Court(s). The Company shall pay any and all costs associated with arbitration or court adjudication.

16.  Miscellaneous.

16.1 Post Termination Obligations. Notwithstanding the termination of Executive’s employment hereunder, the provision(s) of Section(s) “3.6(f),” “5,” “7,” “9,” “10,” “11,” “13” and “15” shall survive the Termination Date.

16.2 Assignment. This Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and, as used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise; provided that for purposes of Section 9 hereof, the term “Company” shall mean the Company as hereinbefore defined and any such transaction in which this Agreement is assigned to a successor may not expand or enlarge the scope of restrictions applicable to Executive pursuant to Section 9 hereof. Executive understands and agrees, however, that this Agreement is exclusive and personal to him only, and, as such, he will neither assign nor subcontract all or part of his undertaking(s) or obligation(s) under the terms of this Agreement.

16.3 Severability. In the event that any provision of this Agreement shall be determined to be unenforceable or otherwise invalid, the balance of the provision(s) shall be deemed to be enforceable and valid; it being understood that all provision(s) of this Agreement are deemed to be severable, so that unenforceability or invalidity of any single provision will not affect the remaining provision(s).

16.4 Headings. The Section(s) and paragraph heading(s) in this Agreement are deemed to be for convenience only, and shall not be deemed to alter or affect any provision herein.

16.5 Interpretation of Agreement. This Agreement shall be interpreted in accordance plain meaning of its terms and under the laws of the State of California.

16.6 Variation. Subject to Section 16.8, any changes in the Sections relating to salary, bonus, or other material condition(s) after the Effective Date of this Agreement shall not be deemed to constitute a new Agreement. All unchanged terms are to remain in force and effect.

16.7 Collateral Documents. Each party hereto shall make, execute and deliver such other instrument(s) or document(s) as may be reasonably required in order to effectuate the purposes of this Agreement.

16.8 Non-Impairment. This Agreement may not be amended or supplemented at any time unless reduced to a writing executed by each party hereto. No amendment, supplement or termination of this Agreement shall affect or impair any of the rights or obligations which may have matured thereunder.

16.9 Execution. This Agreement may be executed in one or more counterpart(s), and each executed counterpart(s) shall be considered by the parties as an original.

16.10 Legal Counsel. Executive represents to the Company that he has retained legal counsel of his own choosing, and was given sufficient opportunity to obtain legal counsel prior to executing this Agreement. Executive also represents that he has read each provision of this Agreement and understands its meaning.

16.11 Transition. In the event that Executive’s employment with the Company terminates, Executive shall, through the last day of employment, and at the Company’s request, use Executive’s reasonable efforts (at the Company’s expense) to assist the Company in transitioning Executive’s duties and responsibility responsibilities to Executive’s successor and maintaining the Company’s professional relationship with all customers, suppliers, etc. Without limiting the generality of the foregoing, Executive shall cooperate and assist the Company, at the Company’s direction and instruction, during the transition period between any receipt of or giving of notice of the termination of employment and the final day of employment.

16.12 Expenses. The Company agrees to reimburse Executive for fees and expenses incurred by Executive in connection with the preparation of this Agreement, including reasonable attorneys fess, up to a maximum amount of Fifteen Thousand Dollars ($15,000).

16.13 Section 409A Matters. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under 26 U.S.C. § 409A ("409A"). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company shall indemnify Executive from any adverse tax consequences, penalties and/or interest thereon that may arise under 409A, and the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of 409A if such action will only benefit the Executive. Should either party determine that there is a reasonable possibility that the text of this Agreement could give rise to such adverse tax consequences, the parties agree to negotiate in good faith to amend the Agreement to obviate the possibility of such consequences.

If, at any time, the Company (or its direct or indirect parent) has a class of stock that is publicly traded on an established securities market or otherwise, the Company shall from time to time compile a list of “Specified Employees” as defined in, and pursuant to, Prop. Reg. § 1.409A-1(i) or any successor regulation. Notwithstanding any other provision herein, if the Executive is a Specified Employee on the date of his termination of employment, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six months from the date of his termination of employment unless the Executive determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to 409A. If any payment to the Executive is delayed pursuant to the provisions of this paragraph, such payment instead shall be made on the first business day following the expiration of the six (6) month period referred to in the prior sentence.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

THE COMPANY:

ITEC ENVIRONMENTAL GROUP, INC.

By:
Its:

EXECUTIVE:

RODNEY S. ROUGELOT

Rodney S. Rougelot

Schedule 2.1

•	Coloris commission deal documented to reasonable satisfaction of Executive

•
Gary D. Contract written and detailed to reasonable satisfaction of Executive to include, but not limited to, the following terms - cut options, assume title of CTO, salary, severance, duties, goals to remove guarantee of CIWMB Loan

•	Documentation of term changes for KWS investors to Knight investor terms

•
Delivery to Executive of detailed financial statements at and as of July 31 which will reflect all accrued liabilities through such date, including detailed AP (including all legal fees incurred through such date), liabilities, cap table, off BS liabilities i.e., George Gitschel, etc...

•	Confirmation from Coloris and KWS that they are not entitled to receive commission for Executive's funding contacts from date of Agreement forward.

•	Increase in D&O policy in scope and amount reasonable acceptable to Executive.

•	Amendment to the Certificate of Incorporation to provide for maximum indemnification and limitation of liability to directors and officers under Delaware law.

•
Completion of the information on Schedule B hereto to include specific details relating to the amounts and other details on the shares and other securities issuable to the individuals and entities listed theron, to the reasonable satisfaction of Executive.

SCHEDULE A

ADDITIONAL EQUITY AWARDS

Capitalized terms used but not defined in this Schedule A have the meanings assigned to them in the Employment Agreement to which this Schedule A is attached (the “Agreement”).

Executive shall be entitled to additional equity awards (the “Additional Equity Awards”) in the event that the Company successfully receives new investment after the Effective Date in one or a series of transactions from Executive, parties that Executive introduced to the Company, and/or parties that were not stockholders of the Company prior to the date of the Agreement (“New Funding”). In the event such New Funding in the aggregate equals or exceeds $1.0 million but is less than $6.0 million, the Additional Equity Awards will equal one percent (1.0%) of the number of Common Stock Equivalents outstanding on the date of issuance (subject to adjustment as set forth below). In the event such New Funding in the aggregate equals or exceeds $6.0 million, such additional equity awards will equal, in the aggregate, two percent (2.0%) of the number of Common Stock Equivalents outstanding on the date of issuance (subject to adjustment as set forth below). Such awards shall be issued by the Company at the time of closing of the transaction that gives rise to the Company’s obligation hereunder and shall be in the form of grants of incentive stock options exercisable over a period of ten (10) years after grant at a price per share equal to the fair market value per share of Common Stock on the date of grant determined by the appraiser as set forth in the Agreement. In the event that, after the date of the issuance of any such Additional Equity Award and on or prior to the True Up Date, the Company issues additional securities such that the number of Common Stock Equivalents is increased, the amount of shares subject to such Additional Equity Award(s) shall be increased so that they reflect the specified percentage(s) on and as of the True Up Date. The Company’s Registration Obligations shall apply to any shares issued as Additional Equity Awards hereunder and the Company shall use best efforts to register such shares in accordance with the provisions of Section 3.6(f) of the Agreement.

SCHEDULE B

• Cambridge Capital Partners promissory note, or its assigns.

• Settlement with George Gitschel.

• EnviroPlastics Hungary settlement.

• Forbearance Agreement with the Elevation Fund.

• Forbearance Agreement with Capital Growth Financial.

• David Coloris consulting fees.

• KW Securities fees related to the 2005 Private Placement Memorandum (“KW PPM”).

• Investors pursuant to the KW PPM.

• The Otto Law Group, PLLC, or its assigns.

• Saratoga Capital Partners, or its assigns.